EXHIBIT 99.1

ABC, INC. SAVINGS & INVESTMENT
PLAN

REPORT ON FINANCIAL STATEMENTS

DECEMBER 31, 2004 AND 2003

ABC, INC. SAVINGS & INVESTMENT PLAN

INDEX TO FINANCIAL STATEMENTS

DECEMBER 31, 2004 AND 2003

Page
Report of Independent Registered Public Accounting Firm	F-2

Financial Statements:

Statements of Net Assets Available for Benefits as of December 31, 2004 and 2003	F-3

Statement of Changes in Net Assets Available for Benefits For the year ended December 31, 2004	F-4

Notes to Financial Statements	F-5

Additional Information (included pursuant to Department of Labor Rules and Regulations):

Schedule H, line 4i – Schedule of Assets (Held at End of Year) For the year ended December 31, 2004	F-12

Schedule H, line 4a – Schedule of Delinquent Participant Contributions For the year ended December 31, 2004	F-13

Other schedules required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under ERISA have been omitted because they are either not applicable or have been filed directly with the Department of Labor as part of the Master Trust filing.

Report of Independent Registered Public Accounting Firm

To the Participants and Administrator of
the ABC, Inc. Savings & Investment Plan

In our opinion, the accompanying statements of net assets available for benefits and the related statement of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the ABC, Inc. Savings & Investment Plan (the “Plan”) at December 31, 2004 and 2003, and the changes in net assets available for benefits for the year ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of Assets (Held at End of Year) and Delinquent Participant Contributions are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan’s management. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

PricewaterhouseCoopers LLP
Los Angeles, California
June 20, 2005

ABC, INC. SAVINGS & INVESTMENT PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

(In thousands)

	December 31,
	2004	2003
Assets
Investments in Master Trust:
At fair value
The Walt Disney Company Common Stock Fund	$371,602	$325,615
Shares of registered investment companies:
Fidelity Magellan Fund	—	133,654
Fidelity Growth & Income Portfolio Fund	137,641	132,405
Fidelity Cap Appreciation Fund	134,301	—
Fidelity Asset Manager Fund	70,676	69,505
Fidelity Diversified International Fund	26,282	13,271
Fidelity Freedom Income Fund	597	—
Fidelity Freedom 2000 Fund	33	—
Fidelity Freedom 2010 Fund	1,169	—
Fidelity Freedom 2020 Fund	613	—
Fidelity Freedom 2030 Fund	320	—
Fidelity Retirement Money Market Portfolio Fund	151,936	168,610
Fidelity Freedom 2040 Fund	156	—
Fidelity US Equity Index Pool	14,262	9,285
Fidelity Freedom 2005 Fund	471	—
Fidelity Freedom 2015 Fund	869	—
Fidelity Freedom 2025 Fund	599	—
Fidelity Freedom 2035 Fund	183	—
MSIFT Small Cap Value Portfolio-Adviser Class	—	10,061
PIMCO Total Return Fund	37,207	37,022
Baron Growth Fund	6,696	—
Ariel Appreciation Fund	18,031	12,704
Sequoia Fund	141,161	144,639
Calamos Growth A	23,826	6,308
Royce Low Priced Stock Fund	2,736	—
Vangaard Mid-Cap Index Adm Fund	2,898	—
Tamarack Enterprise I Fund	12,440	—
Participant loans	11,508	10,494

Total investments	1,168,213	1,073,573

Receivables:
Participant contributions	4	539
Employer contributions	836	1,087
Interest and dividend income	3,187	2,916

Total receivables	4,027	4,542

Net assets available for benefits	$1,172,240	$1,078,115

The accompanying notes are an integral part of these financial statements.

ABC, INC. SAVINGS & INVESTMENT PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

(In thousands)

For the Year Ended
December 31,
2004
Additions to net assets attributed to:
Investment income:
Dividends	$19,328
Interest	603
Net appreciation in fair value of investments (Note 3)	95,874

115,805

Contributions:
Participant	52,987
Employer	12,934

65,921

Total additions	181,726

Deductions from net assets attributed to:
Benefits paid to participants	87,549
Administrative expenses (Note 5)	52

Total deductions	87,601

Net increase	94,125
Net assets available for benefits:
Beginning of year	1,078,115

End of year	$1,172,240

The accompanying notes are an integral part of these financial statements.

ABC, INC. SAVINGS & INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS

(Tabular dollars in thousands)

1. Description of the Plan
General
The ABC, Inc. Savings & Investment Plan (the “Plan”) is a defined contribution plan designed to provide participating employees the opportunity to accumulate retirement funds through a tax-deferred contribution arrangement pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”). In addition to the Code, the Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended. This Plan is also an Employee Stock Ownership Plan (ESOP) that provides employees the opportunity to participate in the performance, both positive and negative, of The Walt Disney Company common stock. The following description of the Plan provides only general information. Participants should refer to the Plan document for a complete description of the Plan’s provisions.

Administration of the Plan
ABC, Inc. (the “Company”) has appointed the Employee Benefits Committee (the “Committee” or “Plan Administrator”) to administer the Plan, interpret its provisions and resolve all issues arising in the administration of the Plan. The Company has appointed the Investment and Administrative Committee of The Walt Disney Company Sponsored Qualified Benefit Plans and Key Employee Deferred Compensation and Retirement Plans as the investment committee under the Plan. The assets of the Plan are administered under a trust agreement between The Walt Disney Company and Fidelity Management Trust Company (“Fidelity” or the “Trustee”). Pursuant to the trust agreement, Fidelity executes most of the day-to-day activities of trust administration.

Administrative expenses of the Plan may be paid from the assets of the Plan unless the Company, at its discretion, pays such expenses. Investment expenses incurred by the investment funds are charged to the respective funds.

Participation
Participation in the Plan is available to eligible domestic employees of the Company and its subsidiaries or affiliated companies participating in the Plan. Effective July 1, 2004, eligible employees may enroll and begin making contributions 90 days after their hire date. After one year of service, Company matching contributions begin. Prior to July 1, 2004, participants were required to complete a year of service before they could enroll and begin making contributions and receive Company matching contributions.

The Plan accepts direct cash rollovers from other qualified plans or conduit IRAs regardless of whether the employee has met the eligibility service requirement.

ABC, INC. SAVINGS & INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS
(continued)

1. Description of the Plan (continued)
Contributions
Participants are permitted to contribute in whole percentages, up to 20 percent of their base compensation (plus commissions and sales bonuses) on a pre-tax basis through payroll deductions. A participant’s total pre-tax contributions and the Company’s matching contributions, in any Plan year, cannot exceed the limits provided under Section 415 of the Code.

Effective January 1, 2002, the Plan ceased to accept voluntary post-tax contributions. Post-tax contributions made prior to January 1, 2002 may remain in the Plan and continue to share in the Plan’s investment results on a tax-deferred basis. The principal amount of such post-tax contributions are recovered tax-free when withdrawn or distributed.

The Company currently contributes a matching amount equal to 50 percent of pre-tax contributions up to the first 4 percent of eligible compensation. The Company may change the level of matching contributions or cease making matching contributions. Prior to October 1, 2004, Company matching contributions were invested exclusively in The Walt Disney Company’s common stock, although participants were free to transfer all or any portion of their accumulated Company matching contributions to any of the available Plan investment funds, or any combination of funds. Effective as of October 1, 2004, participants may pre-elect investment of the Company’s matching contributions in any of the available Plan investment funds, or any combination of funds. If no election is made, Company matching contributions are invested in The Walt Disney Company’s common stock.

Income earned on participant and Company contributions to the Plan is not taxable for federal or state income tax purposes until withdrawn from the Plan.

Vesting
Participants are fully vested immediately in all contributions including the Company’s matching contributions made to the Plan and all earnings thereon.

Investments
Participants may direct the investment of their contributions in any one or more of the investment funds established for the Plan. Participants may elect to change the investment of their employee contributions or to transfer all or part of their account balances among the various investment funds in increments of one percent.

Benefits, Distributions and Withdrawals
A participant’s entire account balance, adjusted for investment gains or losses, is available for immediate distribution upon termination of employment. Participant account balances under $5,000 are automatically distributed within 60 days following the participant’s severance date or as soon as possible, thereafter, unless the participant elects to rollover the distribution into an IRA or another qualified plan.

ABC, INC. SAVINGS & INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS
(continued)

1. Description of the Plan (continued)
Benefits, Distributions and Withdrawals (continued)
If no election is made, the account balance will be distributed to the participant less 20 percent for federal tax withholding. Participants with account balances of $5,000 or more may elect a distribution at any time following termination of employment, except all amounts are to be distributed in accordance with the minimum required distribution provisions of the Code.

Under Section 401(k) of the Code, in-service withdrawals, up to 100% of the participant’s account, are available upon age 59 1/2. Hardship withdrawals are limited to the amounts necessary to satisfy a financial hardship and will be made if the Committee determines that the reason for the hardship complies with applicable requirements under the Code and the Plan. A participant may withdraw his or her post-tax contributions at any time. The minimum amount of withdrawal is $250.

Loans
Participants are permitted to borrow from their accounts subject to certain limitations and conditions established to comply with the current requirements of the Code. All loans made to participants are secured by their accounts with a right of off-set. Participants may borrow up to 50 percent of their vested account balance not to exceed $50,000 in any consecutive twelve-month period. The minimum amount of each loan is $1,000, and a participant may only have one loan outstanding.

Loans may have a term of up to four years. However, the term can be extended to ten years if the loan is used to acquire or construct a principal residence of the participant. The interest rate on loans is determined monthly at a fixed rate based on the prime rate plus one percent.

Plan Amendment or Termination
The Company reserves the right to amend or modify the provisions of the Plan at any time and from time to time. Although the Company expects to continue the Plan indefinitely, the Board of Directors of the Company may terminate the Plan for any reason. If the Plan is terminated, each participant will receive, as prescribed by ERISA and its related regulations, and in the form and manner determined by the Committee, a payment equal to the value of the participant’s vested account balance at the time of liquidation.

2. Summary of Significant Accounting Policies
Basis of Accounting
The financial statements of the Plan are prepared using the accrual basis of accounting.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying disclosures. Actual results could differ from those estimates.

ABC, INC. SAVINGS & INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS
(continued)

2. Summary of Significant Accounting Policies (continued)
Risks and Uncertainties
The Plan provides for various investment options in mutual funds and other securities. Investment securities are exposed to various risks, such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in risks in the near term would materially affect participants’ account balances, the amounts reported in the Statements of Net Assets Available for Benefits and the amounts reported in the Statement of Changes in Net Assets Available for Benefits.

Investment Valuation and Income Recognition
Investments in securities traded on national security exchanges are valued on the basis of the closing price on the last trading day of the year. Shares in registered investment companies are valued at the net asset value of shares held by the Plan at year end. Shares of common and collective trust funds are valued at net unit value, which is based upon the value of the underlying securities as determined by the Trustee at year end. The Company stock fund is valued at year end unit closing price (defined as the year end market price of common stock plus uninvested cash position). Participant loans are valued at cost which approximates fair value. Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

Net Appreciation/Depreciation in Fair Value of Investments
The net appreciation or depreciation in the fair value of investments recorded in the Statement of Changes in Net Assets Available for Benefits consists of realized gains (losses) on sales and unrealized appreciation (depreciation) on investments.

Payment of Benefits
Benefits are recorded when paid.

3. Investments
The following are investments that represent 5% or more of the Plan’s net assets at December 31:

	2004	2003
The Walt Disney Company Common Stock Fund	$371,602	$325,615
Fidelity Magellan Fund	—	133,654
Fidelity Growth & Income Portfolio Fund	137,641	132,405
Fidelity Cap Appreciation Fund	134,301	—
Fidelity Asset Manager Fund	70,676	69,505
Fidelity Retirement Money Market Portfolio Fund	151,936	168,610
Sequoia Fund	141,161	144,639

ABC, INC. SAVINGS & INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS
(continued)

3. Investments (continued)
During 2004, the Plan’s investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated in value as follows:

The Walt Disney Company Common Stock Fund	$60,187
Shares of registered investment companies	35,687

$95,874

4. Income Taxes
The Company received an Internal Revenue Service determination letter dated June 7, 2005, stating that the Plan qualifies under Section 401(a) of the Code and is therefore exempt from Federal income tax under Section 501(a) of the Code. The Plan has subsequently been amended and the Company will file for an updated determination letter in the near future. The Company believes that the Plan still qualifies under Section 401(a) of the Code. Since the Plan is qualified under Section 401(a) of the Code, under applicable state law it is also exempt from state income taxes. The Plan Administrator and the Plan’s counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the Code. Accordingly, no provision for income taxes is made in the accompanying financial statements.

5. Related Party Transactions
Certain Plan investments are shares of registered investment companies managed by Fidelity. Fidelity is the trustee as defined by the Plan, and therefore, these transactions qualify as party-in-interest transactions. Fees paid by the Plan to the Trustee amounted to $51,796 for the year ended December 31, 2004. The Company also qualifies as a party-in-interest and absorbs certain administrative expenses of the Plan. The Company paid $7,447 of administrative expenses on behalf of the Plan for the year ended December 31, 2004. Such transactions with the Company qualify for a statutory exemption. Furthermore, participant loans are considered party-in-interest transaction thus qualifies for statutory exemption.

The Plan also offers the Disney Stock Fund investment option. The Disney Stock Fund is designed primarily for investment in The Walt Disney Company’s common stock. Transactions in this investment qualify as exempt party-in-interest transactions.

6. Reconciliation of Financial Statements to Form 5500
The following is a reconciliation of net assets available for benefits according to the financial statements to Form 5500:

	December 31,
	2004	2003
Net assets available for benefits per the financial statements	$1,172,240	$1,078,115
Amounts allocated to withdrawing participants	(381)	(557)

Net assets available for benefits per Form 5500	$1,171,859	$1,077,558

ABC, INC. SAVINGS & INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS
(continued)

6. Reconciliation of Financial Statements to Form 5500 (continued)
The following is a reconciliation of benefits paid to participants according to the financial statements to Form 5500:

For the
Year Ended
December 31,
2004
Benefits paid to participants per the financial statements	$87,549
Add: Amounts allocated to withdrawing participants at December 31, 2004	381
Less: Amounts allocated to withdrawing participants at December 31, 2003	(557)

Benefits paid to participants per Form 5500	$87,373

Amounts allocated to withdrawing participants are recorded on Form 5500 for benefit claims that have been processed and approved for payment prior to December 31, 2004 but not yet paid as of that date.

7. Investment in Disney 401(k) Master Trust
The Plan’s investments are held in the Disney 401(k) Master Trust (the “Master Trust”), which also includes the assets of the Disney Salaried Savings and Investment Plan, the Go.com Savings and Investment Plan, and the Disney Hourly Savings and Investment Plan, all of which are defined contribution plans sponsored by the Company or one of its affiliated companies. Each participating plan has a specific interest in the Master Trust. Assets of the Master Trust are allocated to the participating plans according to the investment elections of participants within each plan. The Plan’s interest in the net assets of the Master Trust was approximately 52% and 54% at December 31, 2004 and 2003, respectively. Investment income of the Master Trust for the year ended December 31, 2004 was allocated based upon each Plan’s interest within each of the investment funds held by the Master Trust.

Investments held by the Master Trust are as follows:

	December 31,
	2004	2003
Investments, at fair value:
The Walt Disney Company Common Stock Fund	$775,216	$671,439
Shares of registered investment companies	1,483,706	1,304,355

Total	$2,258,922	$1,975,794

ABC, INC. SAVINGS & INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS
(continued)

7. Investment in Disney 401(k) Master Trust (continued)
The investment income of the Master Trust is as follows:

For the Year Ended
December 31, 2004
Investment income:
Interest and dividends	$38,366
Net appreciation in fair value of investments	205,000

Total	$243,366

The net appreciation (including net realized gains/losses) in the fair value of the investments held by the Master Trust is as follows:

For the Year Ended
December 31, 2004
Net appreciation:
The Walt Disney Company Common Stock Fund	$126,344
Shares of registered investment companies	78,656

Total	$205,000

ABC, INC. SAVINGS & INVESTMENT PLAN

SCHEDULE H, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

FOR THE YEAR ENDED DECEMBER 31, 2004

(a)	(b)	Identity of Issue,	(c)	Description of Investment, Including	(e)	Current
		Borrower, Lessor or		Maturity Date, Rate of Interest,		Value
		Similar Party		Collateral, Par or Maturity Value

*		Participant loans		Interest rates range from 5.0% to 10.5% and maturing between February 2004 and May 2015.		$11,508,247

*	A party-in-interest for which a statutory exemption exists.

ABC, INC. SAVINGS & INVESTMENT PLAN

SCHEDULE H, LINE 4a

SCHEDULE OF DELINQUENT PARTICIPANT CONTRIBUTIONS

FOR THE YEAR ENDED DECEMBER 31, 2004

Participant Contributions Transferred Late to Plan	Total that Constitute Nonexempt Prohibited Transactions
$482,846	$482,846

Participant Loan Repayments Transferred Late to Plan	Total that Constitute Nonexempt Prohibited Transactions
$22,717	$22,717